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                                                                      EXHIBIT 18

September 30, 1999



Cyberonics, Inc.
16511 Space Center Blvd.
Suite 600
Houston, Texas 77058

Re:  Report for the quarter ended September 30, 1999

Gentlemen/Ladies:

This letter is written to meet the requirements of Regulation S-K calling for a letter from a registrant's independent accountants whenever there has been a change in accounting principle or practice.

We have been informed that, as of July 1, 1999, the Company changed from the double declining method of accounting for depreciation to the straight-line method. According to the management of the Company, this change was made to better match revenues and expenses taking into account the nature of these assets and Cyberonics' business.

A complete coordinated set of financial and reporting standards for determining the preferability of accounting principles among acceptable alternative principles has not been established by the accounting profession. Thus, we cannot make an objective determination of whether the change in accounting described in the preceding paragraph is to a preferable method. However, we have reviewed the pertinent factors, including those related to financial reporting, in this particular case on a subjective basis, and our opinion stated below is based on our determination made in this manner.

We are of the opinion that the Company's change in method of accounting is to an acceptable alternative method of accounting, which, based upon the reasons stated for the change and our discussions with you, is also preferable under the circumstances in this particular case. In arriving at this opinion, we have relied on the business judgement and business planning of your management.

We have not audited the application of his change to the financial statements of any period subsequent to June 30, 1999. Further, we have not examined and do not express any opinion with respect to your financial statements for the three months ended September 30, 1999.

Very truly yours,


Arthur Andersen, LLP